June 3, 2024 Dear Stockholders of AlTi Global, Inc., You have previously received proxy materials in connection with the 2024 Annual Meeting of Stockholders of AlTi Global, Inc. to be held on June 26, 2024, at 10:00 AM, ET. The Proxy Statement and any other materials may be obtained free of charge at the SEC’s website at www.sec.gov and our website at https://ir.alti-global.com/financial-information/sec- filings. According to our latest records, your Proxy Vote for this meeting has not yet been received. The Board of Directors of AlTi Global, Inc. recommends that stockholders vote FOR the following proposals: 1. To elect as directors the six nominees named in the Proxy Statement for a term of office expiring at the 2025 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. The nominees are: 1. Ali Bouzarif 2. Norma Corio 3. Mark Furlong 4. Timothy Keaney 5. Michael Tiedemann 6. Tracey Brophy Warson 2. To approve, for purposes of complying with Nasdaq Rule 5635(b), the issuance of shares of Class A Common Stock and Series A Preferred Stock to Allianz Strategic Investments S.à.r.l., including shares of Class A Common Stock issuable upon the conversion of the Series A Preferred Stock and the exercise of warrants to purchase Class A Common Stock. 3. To approve an amendment to the Certificate of Incorporation of the Company to authorize a new class of common stock to be designated as Class C Non-Voting Common Stock. 4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Your vote is important, regardless of the number of shares you own. A failure to vote will have the same effect as voting AGAINST the proposal to amend our Certificate of Incorporation. I urge you to vote your shares today. Voting is simple and can be done using any of the following methods:

VOTE BY INTERNET: Go to www.ProxyVote.com and follow the instructions on the website using your control number located on your proxy card OR scan the QR barcode found on your proxy card. VOTE BY TELEPHONE: You can cast your vote by calling 1-800-690-6903. VOTE BY MAIL: You can cast your vote by signing, dating, and mailing your proxy card in the postage-prepaid return envelope provided. Your participation is important — please vote today! Your vote is important regardless of the number of shares you own. Thank you in advance for your support. Sincerely, Michael Tiedemann If you have recently mailed your proxy, please accept our thanks and disregard this request.